Exhibit 99.1

FOR IMMEDIATE RELEASE

Key Energy Services Priced its $200 million Private Placement of 6.750% Senior Notes Due 2021

HOUSTON, TX, March 5, 2012 - Key Energy Services, Inc. (NYSE: KEG) priced its previously announced private placement of $200 million in aggregate principal amount of its 6.750% Senior Notes due 2021. The notes were priced at 102.5% of par to yield 6.301%. Payment of the notes will be guaranteed by certain of Key Energy Services’ restricted subsidiaries. The closing of the offering is expected to occur on March 8, 2012 and is subject to customary closing conditions.

The notes will be issued as additional securities under an indenture pursuant to which Key issued $475 million of its 6.750% Senior Notes due 2021 on March 4, 2011, and the new notes and the previously issued notes will be treated as a single class under that indenture. Until the new notes have been exchanged for registered notes, however, the new notes will not have the same CUSIP number as and will not trade interchangeably with the previously issued notes.

Key plans to use the net proceeds from the offering of the notes to repay borrowings under its senior secured revolving credit facility.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes and the guarantees thereof have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes “forward-looking statements,” such as statements concerning the contemplated closing of the offering and the expected use of proceeds. These statements are based on certain assumptions made by Key Energy Services. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Key Energy Services. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, the Middle East and Russia.